UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2017

ACTINIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52446	74-2963609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue, 7th Floor New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 677-3870

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On March 28, 2017, Actinium Pharmaceuticals, Inc.’s (the “Company”) board of directors appointed Ajit S. Shetty, Ph.D. as a Class III director.

A brief description of the background and business experience of Dr. Shetty is as follows:

Dr. Shetty, age 70, joined Janssen Pharmaceutica, Inc. in 1976 ultimately rising to the position of President in 1986 where he led the establishment of Janssen’s business in the U.S. From 1999 to 2008 he was Managing Director of Janssen Pharmaceutica, during this time the Janssen Group of companies’ global sales grew from $1 billion to $8 billion, and from 2004 until 2012 he was Chairman of the Board of Directors. In Dr. Shetty’s most recent role at Johnson & Johnson he was head of Enterprise Supply Chain, where he reported to the CEO and was responsible for the transformation and optimization of Johnson & Johnson’s supply chain. Dr. Shetty earned a Ph.D. in Metallurgy and B.A. Natural Sciences from Trinity College, Cambridge University and a Master of Business Administration from Carnegie Mellon University. Dr. Shetty has served as a member of Agile Therapeutics, Inc.’s board of directors since February 2016. In 2007, Dr. Shetty was bestowed the title of Baron by King Albert II of Belgium for his exceptional merits. He is a member of the Board of Trustees of Carnegie Mellon University, serves on the Board of Governors for GS1 (Global Standards) in Belgium and formerly served on the Corporate Advisory Board of the John Hopkins Carey Business School. In 2016, Dr. Shetty was named as Chairperson of the Vlaams Instituut voor Biotechnologie (VIB), a Belgium based life sciences research institute focused on translating scientific results into pharmaceutical, agricultural and industrial applications. In addition, he was elected Manager of the Year in 2004 in Flanders and received a Life-Time Achievement Award in India in 2010. We believe Dr. Shetty's qualifications to sit on our Board of Directors include his extensive pharmaceutical experience leading commercial and supply chain operations and his significant education background.

That Dr. Shetty has 36 years of leadership and executive experience in the pharmaceutical industry, that he has significant supply chain knowledge and that he has experience conducting business in the U.S. and Europe, led us to conclude that Dr. Shetty should serve as a director.

Term of Office

Dr. Shetty shall remain as a director of the Company until his resignation, removal or successor, if any, is elected or qualified. Mr. Shetty shall be classified as a Class III director and be up for election at the 2019 annual shareholders meeting, with a three year term thereafter.

Family Relationships

There are no family relationships between our directors and officers.

Transactions with Related Persons

The Company does not have any related party transactions with Dr. Shetty.

Director Agreement

On March 28, 2017, Dr. Shetty and the Company entered into a director agreement (the “Agreement”). Pursuant to the Agreement, Dr. Shetty will be entitled to a compensation of $40,000 per year, payable in quarterly installments. for his services as a director of the Company. He was also granted 75,000 options (the “Options”) to purchase shares of the Company’s common stock. The Options shall have a term of 10 years and the exercise price of the Options shall be equal to the share price of the common stock on his start date as a director, March 28, 2017. So long as Dr. Shetty’s director relationship with the Company continues, the shares underlying the Options shall vest in accordance with the following schedule: 28% of the shares subject to the option shall vest and become exercisable on the twelve month anniversary of the vesting commencement date and 2% of the total number of shares subject to the option shall vest and become exercisable each month after the vesting commencement. The options will be subject to the terms of the Company’s Amended and Restated 2013 Stock Plan, as amended, and the Stock Option Agreement between Dr. Shetty and the Company.

2

Dr. Shetty also entered into an Indemnity Agreement (the “Indemnity Agreement”) with the Company, whereby the Company agreed to indemnify Dr. Shetty in certain situations in connection with his role as a director for the Company. Dr. Shetty also entered into a Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) with the Company, whereby Mr. Shetty agreed to certain confidentiality and invention assignment provisions.

The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the Agreement, Indemnity Agreement, and Confidential Information Agreement which are filed as Exhibit 10.1, Exhibit 10.2, and Exhibit 10.3 respectively, to this Current Report on Form 8-K.

Item 8.01	Other Events.

The Company issued a press release announcing the appointment of Dr. Shetty to the Company’s Board, a copy of which is filed as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibits are deemed to have been filed with the Securities and Exchange Commission:

Exhibit No.	Description
10.1	Director Agreement, dated March 28, 2017, by and between Ajit S. Shetty and Actinium Pharmaceuticals, Inc.
10.2	Indemnity Agreement, dated March 28, 2017, by and between Ajit S. Shetty and Actinium Pharmaceuticals, Inc.
10.3	Confidential Information and Invention Assignment Agreement, dated March 28, 2017, by and between Ajit S. Shetty and Actinium Pharmaceuticals, Inc.
99.1	Press Release, dated March 28, 2017

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2017	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Sandesh Seth
Name: Sandesh Seth Title: Executive Chairman

4